                                                                      EXHIBIT 11
                                                                         PRIMARY
                                                                   (PAGE 1 OF 2)

                  EXCEL COMMUNICATIONS, INC. AND SUBSIDIARIES
                      COMPUTATION OF NET INCOME PER SHARE

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                          THREE MONTHS ENDED  NINE MONTHS ENDED
                                             SEPTEMBER 30,      SEPTEMBER 30,
                                          ------------------- ------------------
                                            1997      1996      1997     1996
                                          --------- --------- -------- ---------
PRIMARY
Net income..............................  $  33,289 $  40,927 $ 40,170 $ 113,333
Adjustment of shares outstanding:
Weighted average shares of common stock
 outstanding............................    107,245   108,800  108,145   104,186
Employee stock plan shares and shares of
 common stock issuable upon the assumed
 exercise of stock options..............      1,853     2,125    1,739     1,745
                                          --------- --------- -------- ---------
Adjusted shares of common stock and
 common stock equivalents for
 computation............................    109,098   110,925  109,884   105,931
                                          --------- --------- -------- ---------
Net income per share....................  $    0.31 $    0.37 $   0.37 $    1.07
                                          ========= ========= ======== =========

                                                                      EXHIBIT 11
                                                                   FULLY DILUTED
                                                                   (PAGE 2 OF 2)

                  EXCEL COMMUNICATIONS, INC. AND SUBSIDIARIES
                      COMPUTATION OF NET INCOME PER SHARE

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                          THREE MONTHS ENDED  NINE MONTHS ENDED
                                             SEPTEMBER 30,      SEPTEMBER 30,
                                          ------------------- ------------------
                                            1997      1996      1997     1996
                                          --------- --------- -------- ---------
ASSUMING FULL DILUTION
Net income..............................  $  33,289 $  40,927 $ 40,170 $ 113,333
Adjustment of shares outstanding:
Weighted average shares of common stock
 outstanding............................    107,245   108,800  108,145   104,186
Employee stock plan shares and shares of
 common stock issuable upon the assumed
 exercise of stock options..............      1,883     2,270    1,883     2,000
                                          --------- --------- -------- ---------
Adjusted shares of common stock and
 common stock equivalents for
 computation............................    109,128   111,070  110,028   106,186
                                          --------- --------- -------- ---------
Net income per share....................  $    0.31 $    0.37 $   0.37 $    1.07
                                          ========= ========= ======== =========